UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2015

VIRGIN AMERICA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36718	20-1585173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 Airport Boulevard

Burlingame, CA 94010

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 762-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective August 13, 2015, following the recommendation of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Virgin America Inc. (the “Company”), the Board elected Jennifer Vogel as a Class II director for a term expiring at the 2016 Annual Meeting of Stockholders and Paul Wachter as a Class III director for a term expiring at the 2017 Annual Meeting of Stockholders. There was no arrangement or understanding between Ms. Vogel nor Mr. Wachter and any other persons pursuant to which either individual was selected as a director. There are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between the Company and Ms. Vogel or between the Company and Mr. Wachter required to be disclosed herein.

Ms. Vogel and Mr. Wachter will participate in the Company’s compensation program for non-employee directors. Pursuant to this program, each of Ms. Vogel and Mr. Wachter are eligible to receive an annual cash retainer of $60,000 to be paid in quarterly installments for their service on the Board. Ms. Vogel and Mr. Wachter each received a sign-on grant of restricted stock units (the “Sign-On RSUs”) with an aggregate value of $75,000, based upon the closing price of the Company’s stock as of the date of grant. The Sign-On RSUs shall vest on the first anniversary of the date of grant, subject to the non-employee director continuing service on the Board through such vesting date. In the event that Ms. Vogel or Mr. Wachter ceases her or his service on the Board prior to the first anniversary of the date of grant, the Sign-On RSUs shall vest on a prorated basis based on the number of days served on the Board during the 12-month vesting period.

In addition, each of Ms. Vogel and Mr. Wachter are eligible to receive a grant of restricted stock units (the “Board Service RSUs”). Such Board Service RSUs are granted on an annual basis to non-employee directors who remain on the Board immediately following the Company’s Annual Meeting of the Stockholders with an aggregate value of $75,000 based upon the closing price of the Company’s common stock on the date of grant and vest 12 months later. In the case of Ms. Vogel and Mr. Wachter for 2015, their Board Service RSUs were granted on the date of their appointment to the Board and the $75,000 value was decreased and prorated to account for their reduced board service from the date of their election to the board through the first anniversary of the Company’s 2015 Annual Meeting of the Stockholders, at which time their Board Service RSUs shall vest. In the event that Ms. Vogel or Mr. Wachter ceases to be on the Board prior to such vesting date, a portion of her or his prorated Board Service RSUs shall vest on a reduced basis as of the date the director terminates her or his service on the Board.

The Company also reimburses any non-employee director for reasonable expenses incurred in attending meetings of our Board and committees of the Board. Additionally, each non-employee director and her or his immediate family members are entitled to certain positive-space leisure travel privileges on Virgin America flights, along with a payment to compensate the director for any taxes on the benefit, while serving as director, similar to the practice of other airlines in the industry.

A press release announcing the election of Ms. Vogel and Mr. Wachter to the Board is attached hereto as Exhibit 99.1.

The information in Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Reference is made to the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN AMERICA INC.

Date: August 14, 2015	By:	/s/ John J. Varley
John J. Varley
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Virgin America Inc. dated August 14, 2015.